1

Exhibit No. 1
Headway Corporate Resources, Inc.
Form 8-K dated July 28, 1997
File No. 0-23170

                    ASSET PURCHASE AGREEMENT


          AGREEMENT, dated as of July 28, 1997, among HEADWAY CORPORATE RESOURCES, INC., a Delaware corporation ("Headway"), ASA PERSONNEL SERVICES, INC., a Delaware corporation ("Buyer"), ADMINISTRATIVE SALES ASSOCIATES TEMPORARIES, INC., a New York corporation ("ASA Temporaries"), ADMINISTRATIVE SALES ASSOCIATES, INC., a New York corporation ("ASA Associates"; ASA Temporaries and ASA Associates sometimes being collectively referred to as "Seller"), RICHARD BRODY ("Brody") and ARNOLD KATZ ("Katz"; Brody and Katz being sometimes collectively referred to as the "Stockholders" and each, individually, as a "Stockholder").

                      W I T N E S S E T H:

          WHEREAS, Buyer wishes to purchase, and Seller wishes to sell, the assets and business of Seller specified in this Agreement;

          NOW, THEREFORE, the parties agree as follows:

     1.     Purchase and Sale of the Acquired Assets.

               1.1 Acquired Assets. Subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties and agreements set forth herein, at the Closing (as defined in Section 2), Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller's right, title and interest in and to all of the assets of Seller of every kind, tangible and intangible, wherever located, excepting only those assets specifically excluded in Section 1.2, and including, without limitation:

          (a) the office furniture and equipment, computers, leasehold improvements and vehicles listed in Schedule 1.1.A;

          (b) all computer software owned by Seller and Seller's interest in any computer software licensed by it from others;

          (c)     all office supplies;

          (d) the client agreements and arrangements set forth in Schedule 1.1.B.;

          (e) the office leases, equipment leases and other agreements, contracts and instruments listed in Schedule 1.1.C;

          (f) all prepayments and deposits, including without limitation, security deposits under leases;

          (g) the corporate names "ASA", "Administrative Sales Associates Temporaries, Inc.", "ASA Temporaries, Inc.", "ASA Temporaries", "Administrative Sales Associates, Inc.", "ASA Personnel, Inc.", "ASA Personnel", and "ASA Personnel Temporary Services," all assumed names, logos, trademarks, service marks, domain names, trade names and copyrights and registrations and applications for registration of any of them, and any other intellectual property rights of Seller, all of which are listed in Schedule 1.1.D;

          (h) originals or true copies of all books and records of Seller pertaining to the assets referred to in subparagraphs (a) through (g) above, including customer lists and credit files, and all those pertaining to Seller's employees who are hired by Buyer pursuant to Section 10.3;

          (i) all permits, licenses, approvals and other governmental authorizations relating to Seller's business which are transferable to Buyer, all of which are listed in Schedule
1.1.E;

          (j) any other assets not referred to in Section 1.2 which are used by Seller in connection with its businesses of the placement or provision of temporary, permanent or "payrolled" (as that term is defined in Section 1.3(e)) personnel (together, "Seller's Business"), including, without limitation, all telephone and facsimile numbers and e-mail addresses used by Seller in connection with such business; and

          (k)     the good will pertaining to Seller's Business;

     all as the same exist on the date hereof and shall exist on the Closing Date (as defined in Section 2), subject only to changes occurring in the ordinary course of business of Seller. All such assets to be acquired are referred to together as the "Acquired Assets".

          1.2 Excluded Assets. The following assets of Seller are excluded from the Acquired Assets: (a) the consideration payable to Seller by Buyer, (b) any cash and cash equivalents owned by Seller, (c) Seller's accounts receivable and any amounts accrued by Seller for services rendered to Seller's clients prior to the Closing Date, including, without limitation, the placement of permanent personnel by Seller prior to the Closing Date, but which have not been billed as of the Closing Date (the "Accruals"), (d) any refunds of Taxes (as defined in
Section 6.14) paid by Seller with respect to the business of Seller conducted prior to the Closing Date, (e) refundable portions of paid insurance premiums and prepaid federal or state income taxes, (f) Seller's interest in any term life insurance policies maintained by Seller on the life of Brody or Katz or any other employee, (g) any treasury stock held by Seller, (h) the corporate stock certificate books, ledger books, minute books and similar corporate records of Seller and (i) all records and correspondence relating to the foregoing excluded assets.

               1.3     Purchase Price.

               (a) As consideration for the sale, conveyance, transfer, assignment and delivery to Buyer of the Acquired
Assets, Buyer shall pay to Seller a purchase price of approximately $7,800,000 (the "Purchase Price"), subject to adjustment as provided in Section 1.3(b)), as follows

     (i) on the Closing Date, a promissory note, payable in six consecutive equal semi-annual installments of $66,666.67, commencing six months from the Closing Date, from Buyer payable to Seller in the original principal amount of $361,146, in a form satisfactory to Buyer and Seller (the "First Note");

                    (ii)     on the Closing Date, a promissory
note, payable in six consecutive equal semi-annual installments of $16,666.67, commencing six months from the Closing Date, from Buyer payable to Seller in the original principal amount of $90,287, in a form satisfactory to Buyer and Seller (the "Second Note"; the First Note and the Second Note being collectively referred to as the "Notes");

                    (iii)     $4,000,000 payable in cash on the
Closing Date;

                    (iv)     on the Closing Date, that number of
shares (the "Closing Shares") of the Common Stock, par value $.0001 per share, of Headway (the "Common Stock") as are determined by dividing $500,000 by the "Closing Average Price" (defined as the average of the closing bid and closing asked prices of the Common Stock on The NASDAQ SmallCap Market (the "NASDAQ") for each of the 20 trading days immediately prior to the Closing Date); and

                    (v)     the Earnout on the Earnout Payment
Dates (as such terms are defined in Section 1.3(b)); and

                    (vi)     on the last Earnout Payment Date,
$1.00 for each $1.00 by which Buyer's cumulative EBITA over all of the Earnout Periods (as defined in Section 1.3(b)) is greater than $4,300,000, up to $500,000.

     All amounts payable by Buyer pursuant to Sections 1.3(a) or 1.3(b) shall be paid by wire transfer to accounts designated to Buyer by Seller, Brody or Katz not later than two business days prior to the scheduled date of such payment.

          (b) Each of the three consecutive twelve-month periods commencing on the Closing Date is referred to as an "Earnout Period". During each Earnout Period, Buyer's operations shall consist solely of the operation of Seller's Business. If, for any Earnout Period, Buyer's "EBITA" (as defined below) equals $1,600,000 (the "Base Amount"), Buyer shall pay to Seller an amount for such Earnout Period (each, an "Earnout") equal to $766,666, $433,333 of which shall be payable in cash and $333,333 of which shall be payable in such number of shares of Common Stock as is determined by dividing $333,333 by the Closing Average Price ("Earnout Shares"). If the EBITA for an Earnout Period exceeds the Base Amount, the cash portion of the Earnout for such Earnout Period shall be increased by $1.50 for each $1.00 of such excess. If the EBITA for an Earnout Period is less than the Base Amount, the Earnout for such Earnout Period shall be reduced by $1.50 for each $1.00 of such deficiency. Such reduction shall be applied first against the Earnout Share portion of the Earnout (by deducting such number of Earnout Shares as is determined by dividing 150% of the deficiency by the Closing Average Price) and second against the cash portion.
After the Earnout for an Earnout Period is determined in accordance with the foregoing, the Earnout shall be reduced, on a dollar for dollar basis (first against the Earnout Share portion of the Earnout and second against the cash portion), by an amount equal to one-third of the expenses reasonably and necessarily incurred by Headway, Buyer or any other subsidiary of Headway during such Earnout Period in connection with the transition of the operation of Seller's Business to Buyer as part of the Headway group of companies up to a maximum aggregate reduction of the Earnouts for all of the Earnout Periods of $50,000, including
(i) expenses for licensing from a third party the accounting and operating system software used by Headway companies for Buyer's operations and installing, implementing and operating such software, (ii) development and programming services necessary to make Seller's software compatible with the software systems used by the Headway companies and (iii) acquiring related computer hardware.

               The calculation of the Earnout for each Earnout Period shall be independent of the calculations for the other Earnout Periods, and there shall be no cumulation of EBITA from one Earnout Period to another, except that, if the Earnout for the first or second Earnout Period is negative (that is, less than zero), the Base Amount for the following Earnout Period
shall be increased by the amount of the negative Earnout.   (For
example, if EBITA during an Earnout Period is equal to $1,700,000, the resulting Earnout would be $916,666, $583,333 of which would be payable in cash and $333,333 of which would be payable in Earnout Shares. If EBITA during an Earnout Period is equal to $1,500,000, the resulting Earnout would be $616,666, $433,333 of which would be payable in cash and $183,333 of which would be payable in Earnout Shares. If EBITA during the first Earnout Period is -$100,000, the Base Amount for the second Earnout Period would be $1,700,000.)

               (c)     For the purposes of this Agreement,
"EBITA" means, for an Earnout Period, "Net Income" (as defined below) without taking into account (i) interest expense, (ii) provisions for income taxes, (iii) depreciation in connection with the transition of the operation of Seller's Business to Buyer as part of the Headway group of companies, including, without limitation, depreciation resulting from the installation and implementation at Buyer of the third party accounting and operating software used by Headway, development and programming services necessary to make Seller's software compatible with the software systems used by the Headway group of companies and acquisition of related computer hardware and (iv) amortization of goodwill resulting from Buyer's purchase of Seller's Business. Net Income shall exclude revenues and expenses attributable to acquisitions by Buyer of at least a majority of the stock, or substantially all of the assets of, other entities after the Closing Date.

               "Net Income" means the net income (or loss) of the Buyer for an Earnout Period attributable to Buyers's operation of Seller's Business, as reasonably determined by Headway in accordance with generally accepted accounting principles. The calculation of Net Income shall take into account the following expenses to the extent incurred in the ordinary course of business: (i) wage, salary and commission expense of all temporary, payrolled and full-time employees of Buyer, excluding salary (but not commissions) paid to Brody and Katz; provided that, with respect to Katz only, only those amounts of salary and incentive compensation paid to him in accordance with the terms of the Katz Employment Agreement (as defined in Section 3.5) in excess of $150,000 per Earnout Period shall be excluded in determining Net Income; (ii) reasonable travel and entertainment expenses incurred by Buyer's employees, excluding any automobile and/or travel and entertainment allowances paid to Brody or Katz;
(iii) bonuses paid to Buyer's employees by Buyer in accordance with past practices of Seller; (iv) all amounts attributable to FICA and any other federal, state and local taxes paid by Buyer on behalf of its employees; (v) all unemployment insurance premiums, medical and disability coverage and any other benefits provided by Buyer to its employees; (vi) Buyer's general and administrative expenses; (vii) any general and administrative expenses of Headway or any subsidiary of Headway directly attributable to the operations of Buyer in connection with general accounting services, technical support of Buyer's computer and telephone systems and operations and human resources support, up to a maximum amount of $50,000 per Earnout Period; and (viii) any fall-offs, rebates, discounts, offsets or concessions granted by Buyer to its clients to the extent consistent with past practices of Seller (it being recognized that special situations will nevertheless require concessions not previously granted) and any reserves or write-offs for fall-offs or bad debts.

               (d)     Each Earnout shall be paid 90 days
following the close of the related Earnout Period (each, an "Earnout Payment Date"). If, as of the close of business on the day prior to an Earnout Payment Date, any account receivable included as income in the calculation of Net Income has not been fully collected, the uncollected amount of such account receivable shall be deducted from Net Income and EBITA and the Earnout shall be reduced accordingly. If such account receivable is thereafter collected after the Earnout Payment Date, Buyer shall pay Seller the amount by which the Earnout had been reduced in respect of such account receivable, net of any collection costs and net of an interest charge for any account receivable paid more than 120 days after the date of invoice, with the interest rate determined by reference to the interest rate then in effect for Eurodollar Loans under the Credit Agreement (as defined in Section 3.11).

               (e)     For the purposes of this Agreement,
"payrolled" personnel means (i) those employees of Headway, Buyer or Seller, as the case may be, who are hired by Headway, Buyer or Seller on behalf of a client and are considered as full-time "permanent" employees of such client, but whose compensation is paid by Headway, Buyer or Seller or (ii) those employees of Headway or Buyer who are considered to be payrolled employees under industry practice or understanding prevailing at the time.

               (f)     Headway guarantees to Seller and the
Stockholders the full and timely performance of all of Buyer's obligations under this Agreement.

          1.4 Assumption of Liabilities. As additional consideration for the purchase of the Acquired Assets, Buyer shall assume and agree to pay, perform and discharge in full the following debts, contracts, obligations and liabilities of Seller (the "Assumed Liabilities"), and no others, as and when due, and to indemnify and hold Seller and the Stockholders harmless therefrom:

               (a) all obligations and liabilities of Seller arising on or after the Closing Date under its office lease for the premises located at 317 Madison Avenue, New York, New York;
and

               (b) all obligations or liabilities arising on or after the Closing Date under the client agreements and arrangements set forth in Schedule 1.1.B and the equipment leases and other agreements, contracts and instruments set forth in
Schedule 1.1.C.

          1.5 Liabilities Not Assumed. Other than the liabilities referred to in Section 1.4, Buyer shall not assume or be deemed to have assumed any of the liabilities or obligations of Seller of any kind (together, the "Unassumed Liabilities"), including, without limitation:

          (a) any public or other liability claims with respect to the business and affairs of Seller and the acts and omissions of its officers, directors, employees and agents, either before or after the Closing Date;

          (b) any obligation or liability of Seller to any of the Stockholders or any other officer or director of Seller;

          (c) any obligation or liability for federal, state, local or foreign income or other taxes;

          (d) any obligation or liability arising out of the operation of Seller's business prior to the Closing Date, including any rebates, discounts, offsets or concessions attributable to amounts invoiced to Seller's clients prior to the Closing Date;

          (e)     any obligation or liability to Seller's
employees for salary, wages or other compensation or benefits, including any with respect to retirement plans and accrued vacation, sick and holiday time and pay, incurred prior to the Closing Date, including any liabilities of Seller contemplated by
Section 10.3;

          (f) any liabilities of Seller with respect to any pension, retirement, savings, profit-sharing or other benefit plans;

          (g)     any obligation or liability which is
inconsistent with any representation or warranty of Seller or the Stockholders;

          (h) any liability arising out of, and any expenses relating to, any claim, action, dispute or litigation involving
Seller;

          (i) any liability of Seller for fines, penalties, damages or other amounts payable to any government or governmental agency or instrumentality; and

          (j) any obligation or liability of Seller or the Stockholders for any expenses incurred in preparing or negotiating this Agreement and consummating the transactions contemplated hereunder; provided, however, that, on the Closing Date, Buyer agrees to reimburse Seller and the Stockholders for $20,000 in legal and accounting expenses incurred by them in connection with the transaction contemplated by the August 28, 1996 letter between Seller and Headway.

     Seller and each Stockholder, jointly and severally, agree to discharge and indemnify, defend and hold harmless Buyer and Headway and their respective officers, directors, employees, agents and stockholders from all Unassumed Liabilities, whether or not now known, liquidated or contingent.

          1.6 Allocation of Purchase Price. Buyer and Seller agree to report this transaction for United States federal income tax purposes in accordance with a written allocation of Purchase Price to be prepared, initialed and mutually agreed to by Buyer and Seller at the Closing.

     1.7     Restrictions on Transfer of Shares.

               (a) Subject to Section 1.8, Seller understands that Headway has no obligation to register the Closing Shares and the Earnout Shares (together, the "Shares") under the Securities Act of 1933, as amended (the "Act"), and, accordingly, the Shares shall be subject to restrictions under the Act, the rules and regulations promulgated thereunder and applicable state securities laws. At the Closing and on each Earnout Payment Date, Headway shall deliver to Seller one or more certificates in proper form in the name of Seller evidencing the Shares being issued on such date. Each certificate shall bear an appropriate legend as to the lack of registration of the Shares and the resulting restrictions on transfer.

               (b) Subject to Section 1.8, no Shares shall be transferable except in compliance with the provisions of this
Section 1.7(b). Seller agrees that, prior to any proposed transfer of any Shares, it shall give Headway notice of its intention to effect such transfer. Such notice shall describe briefly the manner and circumstances of the proposed transfer in sufficient detail, and shall include such information as is reasonably necessary, to enable counsel for Headway to render the opinion contemplated by this paragraph. If, in the opinion of such counsel, the proposed transfer of such Shares may be effected without registration or qualification thereof under the Act or applicable state securities laws, Headway, as promptly as is practicable, shall notify Seller of such opinion, whereupon Seller shall be entitled to transfer such Shares in accordance with the terms of its notice. Unless in the opinion of such counsel subsequent disposition of such Shares by the transferee may require such registration or qualification, Headway shall promptly on such transfer deliver certificates for such Shares not bearing the restrictive legend contemplated above. If, in the opinion of such counsel, subsequent disposition by the transferee of such Shares may require such registration or qualification, Seller shall not transfer such Shares unless and until its transferee confirms to Headway in writing its agreement to be bound by the provisions of this Section 1.7. If Headway fails to notify Seller of the opinion of its counsel within 15 days after Seller's notice of proposed transfer, Seller may proceed as if Headway had notified it that such transfer may be effected without registration or qualification. If, in the opinion of Headway's counsel, the proposed transfer may not be effected without registration or qualification thereof, Seller shall not transfer the same until such registration or qualification is effected. Based upon the terms of this Agreement, the Brody Employment Agreement and the Katz Employment Agreement, Headway and Buyer believe that, as of the date hereof, Brody and Katz would not be deemed to be "affiliates" of Headway for the purposes of Rule 144 under the General Rules and Regulations of the Act, as that rule is in effect on the date hereof.

          1.8     Piggy-Back Registration Right.

               (a) Following the Closing Date, if Headway proposes to register any securities under the Act on Forms S-1, S-2 or S-3 or any successor forms (but excluding registrations on Forms S-4 or S-8 or any successor forms), in connection with any offering of its securities for its own account or otherwise, Headway shall promptly notify Seller thereof and its intended method of distribution. If Seller requests Headway, within 15 days following the date of such notice, to include any of the Closing Shares in such offering, Headway shall use its best efforts to include the Closing Shares in such registration, at Headway's expense (other than underwriting compensation with respect to the Closing Shares, which shall be the responsibility of Seller).

               (b)     If the offering covered by such
registration is underwritten and the managing underwriter informs Headway in writing of its belief that the number of Closing Shares requested to be included in such registration would substantially interfere with such offering, Headway shall include in such offering, to the extent of the overall number of securities that the managing underwriter has advised may be included in the offering without such substantial interference, first, all securities offered by Headway for its own account, second, any securities requested to be included in such registration by the holders of Headway's Series A 8% Convertible Preferred Stock pursuant to registration rights granted to them by Headway prior to the date of this Agreement (which by their terms are prior in right to subsequently granted registration rights), and third, the Closing Shares requested to be included in such registration by Seller and any other securities requested to be included in such registration.

               1.9     Closing Date Adjustments.     On or before
the Closing, Buyer and Seller shall determine and agree on, as of the Closing Date, (i) any amounts that Seller may have prepaid for rent on office and equipment leases included in the Acquired Assets in respect of periods beginning on or after the Closing Date, (ii) any amounts that Seller may have prepaid for sales, use or similar taxes, license fees (exclusive of corporate franchise fees), utilities, insurance, services or other expenses relating to the Acquired Assets in respect of periods beginning on or after the Closing Date and (iii) any amounts of the type described in clauses (i) and (ii) in respect of periods prior to the Closing Date which are expected to be billed after the Closing Date. All amounts relating to periods ending prior to the Closing Date shall be for the account of Seller, and all amounts relating to periods beginning on or after the Closing Date shall be for the account of Buyer. The respective amounts shall be netted against each other at the Closing. If the result is an amount owing to Seller, Buyer shall pay such amount to Seller at the Closing. If the result is an amount owing to Buyer, Seller shall pay such amount to Buyer. In additional to the foregoing, on the Closing Date, Buyer agrees to reimburse Seller for all security deposits under leases acquired as part of the Acquired Assets.

               1.10     Collection of Accounts Receivable and
Accrued Payments.

               (a) On or before the Closing, Buyer and Seller shall determine and agree on, as of the close of business on the business day immediately preceding the Closing Date, the amount of the Accruals. Seller shall prepare and deliver to Buyer on the Closing Date a schedule setting forth the Accruals, which schedule shall, with respect to that portion of the Accruals relating to the placement of permanent personnel by Seller prior to the Closing Date, set forth, by client, the personnel placed, the starting date of such personnel and the fee accrued.
Promptly after the Closing, but in accordance with Seller's customary billing practices, Buyer shall render invoices to Seller's clients for the Accruals. Buyer shall remit to Seller all payments received by it on account of the Accruals and any of Seller's accounts receivables within 15 days after the end of each month in which such payments are received. While Buyer shall use reasonable efforts to collect the Accruals and any other accounts receivable of Seller outstanding on the Closing Date commensurate with the efforts it would use to collect its own accounts receivable, Buyer shall not be required to institute litigation or other collection proceedings in order to do so and, in any event, Buyer shall have no liability to Seller for any Accruals or accounts receivable that are not collected. Seller shall have the right to institute collection proceedings with respect to any Accruals or accounts receivable that are aged more than 120 days after the date of the related invoice, but shall notify Buyer of any such action not less than five days before it is instituted.

               (b) Seller shall pay to Buyer any amounts which shall be received by it after the Closing Date in respect of any of the Acquired Assets or with respect to any accounts receivable generated by Buyer with respect to periods on or after the Closing Date. Similarly, if Buyer receives after the Closing any payments with respect to any assets of Seller not included in the Acquired Assets other than the Accruals and Seller's accounts receivable, Buyer shall pay such amounts to Seller. All payments required to be made by one party to the other hereunder shall be made on a monthly basis on the 15th day of each month following the month of receipt. Any amounts received pursuant to this
Section 1.10(b) shall be applied to the receivables specifically identified by the client. If no such identification is provided, Buyer or Seller, as the case may be, shall inquire of client for written identification and apply the amount received accordingly.

               1.11     Nonassignable Contracts.  Nothing in this
Agreement shall be construed as an attempt to assign any contract which is by law nonassignable without the consent of any other party thereto unless and until such consent is given.

               2. Closing. The consummation of the purchase and sale of the Acquired Assets (the "Closing") shall take place at 9:30 a.m. on July 28, 1997, at the offices of Christy & Viener, 620 Fifth Avenue, New York, New York 10020, or at such other time, date and place as the parties may agree (the "Closing Date").

               3.     Conditions to the Obligations of Buyer.
The obligations of Buyer under Section 1 are subject to the satisfaction, on or before the Closing Date, of the following conditions:

               3.2     Due Performance.  Seller and the
Stockholders shall have in all material respects fully performed and complied with all agreements and conditions required under this Agreement to be performed or complied with by it or them on or prior to the Closing Date.

               3.2     Accuracy of Representations and
Warranties. All representations and warranties of Seller and the Stockholders set forth in Section 6 of this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date.

               3.3 Certificate. Buyer shall have received a certificate from each of Seller and the Stockholders to the effect set forth in Sections 3.1 and 3.2.

               3.4     Brody Employment Agreement.  Buyer,
Headway and Brody shall have entered into an Employment Agreement in a form satisfactory to all such parties (the "Brody Employment
Agreement").

               3.5 Katz Employment Agreement. Buyer, Headway and Katz shall have entered into a Employment Agreement in a form satisfactory to all such parties (the "Katz Employment
Agreement").

               3.6 Related Instruments. Seller shall have executed and delivered to Buyer a General Bill of Sale in customary form with respect to the Acquired Assets, as well as such other instruments of assignment with respect to specific Acquired Assets as Buyer shall reasonably request.

               3.7     Financial Statements.   Prior to the
Closing Date, Seller shall, at the expense of Headway, prepare and deliver to Buyer and Headway, in accordance with generally accepted accounting principles, (i) audited financial statements for each of ASA Temporaries and ASA Personnel for the fiscal years ended December 31, 1995 and 1996 (the "Audited Financial Statements"), prepared by Ernst & Young LLP, Headway's independent certified public accountants, and (ii) unaudited balance sheets, income statements, and statements of cash flow for each of ASA Temporaries and ASA Personnel as of and for (a) the six months ended June 30, 1996, (b) the nine months ended September 30, 1996 and (c) the three months ended March 31, 1997 (the "Unaudited Financial Statements"; the Audited Financial Statements and the Unaudited Financial Statements being collectively referred to as the "Financial Statements").

               3.8 Legal Opinion. Buyer shall have received an opinion of Messrs. Todtman Young, Nachamie, Hendler & Spizz, P.C., counsel for Seller and the Stockholders, dated the Closing Date, reasonably satisfactory in form and substance to counsel for Buyer and covering the matters set forth in Sections 6.1 (exclusive of the last sentence thereof), 6.2, 6.3, 6.4(a) and 6.8.

               3.9     Corporate Action.  Buyer shall have
received copies, certified by the Secretaries of ASA Temporaries and ASA Associates, of resolutions of their respective Boards of Directors and Stockholders approving the execution of this Agreement and the consummation of the transactions contemplated hereby.

               3.10 No Adverse Change. There shall have been no material adverse change in the business, results of operations or financial condition of Seller since December 31, 1996.

               3.11 Consents and Governmental Approvals. Headway and Buyer shall have received any material consents of third parties, and any authorizations, orders, grants, consents, permits and approvals of all relevant governmental authorities, required in connection with the consummation of the transactions contemplated under this Agreement, without the imposition of any materially burdensome conditions or restrictions, which shall continue to be in full force and effect on the Closing Date, including the consent or waiver of International Nederlanden (U.S.) Capital Corporation ("ING") under the Credit Agreement, dated as of May 31, 1996, as amended (the "Credit Agreement"), by and among Headway, as Borrower, the various lenders parties thereto, and ING, as Agent.

               3.12     No Claims.  No claim, action, suit,
investigation or proceeding shall be pending or threatened against any of the parties which, if adversely determined, might
(i) prevent or hinder consummation of the transactions contemplated by this Agreement, (ii) result in the payment of substantial damages by Buyer or Headway as a result of the transactions contemplated hereby or (iii) materially and adversely affect the business or assets of Seller, Buyer or Headway.

               3.13     Due Diligence.  Buyer shall have
completed to its reasonable satisfaction a diligence review of the business, affairs, results of operations and financial condition of each Seller.

               4. Conditions to the Obligations of Seller and the Stockholders. The obligations of Seller and the Stockholders under Section 1 are subject to the satisfaction, on or before the Closing Date, of the following conditions:

               4.1 Due Performance. Headway and Buyer shall have in all material respects fully performed and complied with all agreements and conditions required under this Agreement to be performed or complied with by them on or prior to the Closing Date.

               4.2     Accuracy of Representations and
Warranties. All representations and warranties of Headway and Buyer set forth in Section 7 of this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date.

               4.3 Certificate. Seller shall have received a certificate from each of Buyer and Headway to the effect set forth in Sections 4.1 and 4.2.

               4.4     Related Instruments.  Buyer shall have
executed and delivered to Seller a General Instrument of Assumption in customary form with respect to the Assumed
Liabilities, as well as such other instruments of assumption with respect to specific Assumed Liabilities as Seller shall reasonably request.

               4.5     Brody Employment Agreement.  Headway,
Buyer and Brody shall have entered into the Brody Employment
Agreement.

               4.6 Katz Employment Agreement. Headway, Buyer and Katz shall have entered into the Katz Employment Agreement.

               4.7     Legal Opinion.  Seller and the
Stockholders shall have received an opinion of Messrs. Christy & Viener, counsel for Buyer and Headway, dated the Closing Date, reasonably satisfactory in form and substance to counsel for Seller and the Stockholders and covering the matters set forth in Sections 7.1 (exclusive of the last sentence thereof), 7.2, 7.3,
7.4 (a) and 7.6.

               4.8     Corporate Action.  Seller shall have
received copies, certified by the Secretaries of Buyer and Headway, of resolutions of Buyer's and Headway's respective Boards of Directors approving the execution of this Agreement, the Brody Employment Agreement and the Katz Employment Agreement and the consummation of the transactions contemplated hereby and thereby.

               4.9     Consents and Governmental Approvals.
Seller and the Stockholders shall have received any material consents of third parties, and any authorizations, orders, grants, consents, permits and approvals of all relevant governmental authorities, required in connection with the consummation of the transactions contemplated under this Agreement, without the imposition of any materially burdensome conditions or restrictions, which shall continue to be in full force and effect on the Closing Date.

               4.10     No Claims.  No claim, action, suit,
investigation or proceeding shall be pending or threatened against any of the parties which, if adversely determined, might
(i) prevent or hinder consummation of the transactions contemplated by this Agreement, (ii) result in the payment of substantial damages by Seller or the Stockholders as a result of the transactions contemplated hereby or (iii) materially and adversely affect the business or assets of Seller, Buyer or Headway.

               5. Waiver of Conditions. Each of the parties shall have the right to waive, in whole or in part, any of the conditions to its performance set forth in this Agreement and, on such waiver, the waiving party may proceed with the consummation of the transactions contemplated herein, it being understood that such waiver shall not constitute a waiver of any right which such party may have by reason of the breach by the other party of any representation, warranty or agreement contained herein, or by reason of any misrepresentation made by such other party herein.

               6. Representations and Warranties of Seller and the Stockholders. Each of ASA Temporaries, ASA Personnel and the Stockholders, jointly and severally, represent and warrant to Buyer and Headway as follows:

               6.1 Due Incorporation and Qualification. Each of Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York, with full corporate power and authority to own, lease and operate its properties and to carry on its business in the places and in the manner currently conducted or proposed to be conducted. Each of Seller is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of the activities conducted by it or the character of the properties owned or leased by it makes such qualification necessary and the failure to so qualify would have a material adverse effect on Seller's Business or the Acquired Assets.

               6.2 Authority; Due Authorization. Each of Seller has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Each of Seller has taken all corporate action necessary for the execution and delivery by it of this Agreement and for the consummation of the transactions contemplated hereby. Each of Brody and Katz has the requisite power and authority to execute and deliver, and has taken all action necessary for the execution and delivery of, this Agreement and the Brody Employment Agreement or the Katz Employment Agreement, as the case may be, and for the consummation of the transactions contemplated hereby and thereby.

               6.3 Valid Obligation. This Agreement, when executed and delivered by each of Seller and the Stockholders, shall constitute the valid and binding obligation of each of Seller and the Stockholders, the Brody Employment Agreement, when executed and delivered by Brody, shall constitute his valid and binding obligation, and the Katz Employment Agreement, when executed and delivered by Katz, shall constitute his valid and binding obligation, in each case enforceable in accordance with its terms, except as may be limited by principles of equity or by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally.

               6.4 No Conflicts or Defaults. The execution and delivery of this Agreement by each of Seller and each of the Stockholders, the Brody Employment Agreement by Brody, and the Katz Employment Agreement by Katz, and the consummation of the transactions contemplated hereby and thereby, do not and shall not (a) contravene the Certificate of Incorporation or By-Laws of either Seller or (b) with or without the giving of notice or the passage of time, (i) materially violate or conflict with, or result in a material breach of, or a material default or loss of rights under, any agreement, lease, mortgage, instrument, permit or license to which Seller is a party and which is included in the Acquired Assets or to which any of the Acquired Assets are subject, or any judgment, order, decree, law, rule or regulation to which any of the Acquired Assets are subject, (ii) result in the creation of, or give any party the right to create, any lien, charge, encumbrance or any other right or adverse interest on or with respect to any of the Acquired Assets or (iii) terminate or give any party the right to terminate, abandon or refuse to perform any agreement, arrangement or commitment to which Seller is a party and which is included in the Acquired Assets or to which any of the Acquired Assets are subject.

               6.5 Copies of Charter Documents. Copies of the Certificate of Incorporation and By-Laws of each of Seller, in each case as amended to the date hereof, have been delivered to Buyer or its representatives and are true and complete copies of such documents as in effect on the date of this Agreement.

               6.6 Seller's Capitalization. The Stockholders own all of the issued and outstanding capital stock of each of Seller. There are no outstanding options, warrants, rights, conversion rights, preemptive rights, calls, commitments or demands of any character obligating either of Seller to issue or sell any shares of its capital stock or any other security giving a right to acquire shares of its capital stock, or obligating any of the Stockholders to sell or otherwise dispose of any of its shares of capital stock of either of Seller.

               6.7     Subsidiaries and Related Parties.
Seller's business is conducted entirely by and through Seller. Seller has no direct or indirect subsidiaries, nor are there any other entities which Seller otherwise directly or indirectly controls or in which it has any ownership or other interest. Except as set forth in Schedule 6.7, none of the Stockholders or any director, officer or key employee of Seller or any of their respective affiliates or relatives has any direct or indirect interest (other than an ownership interest of up to 5% of the voting securities of any corporation, the securities of which are publicly-traded) in any assets used in Seller's business or in any corporation, partnership or other entity which (a) competes with Seller, (b) sells or purchases products or services to or from Seller, (c) leases real or personal property to or from Seller or (d) otherwise does business with Seller.

               6.8     Authorizations.  Except as set forth in
Schedule 6.8, no authorization, approval, order, license, permit or consent of, or filing or registration with, any court or governmental authority, and no consent of any other party, is required in connection with the execution, delivery and performance of this Agreement by Seller and the Stockholders, the Brody Employment Agreement by Brody or the Katz Employment Agreement by Katz.

               6.9     The Acquired Assets.

               (a) Seller has, and on the Closing Date shall have and shall transfer to Buyer good and marketable title to all of the Acquired Assets, free and clear of all claims, liens, security interests, charges, restrictions and other encumbrances except: (i) any created pursuant to this Agreement, (ii) any arising under leases of real or personal property to which Seller is a party and which have been specifically disclosed to Buyer or
(iii) mechanics' or other liens arising or incurred in the ordinary course of business and which do not interfere materially with the possession, ownership or use of any real or personal property used by Seller.

               (b)     Set forth in Schedule 6.9. is a list of
all real property leased by Seller, with a brief description of the premises. Seller owns no real property.

               (c)     The office equipment and furniture,
vehicles, computers and computer software, office supplies and leasehold improvements included in the Acquired Assets are, in all material respects, in good operating condition and repair, reasonable wear and tear excepted, and are satisfactory for the requirements of Seller's business.

               6.10     Client Agreements
               (a)     Schedule 1.1.B sets forth a true and
complete list of all material client agreements and arrangements to which Seller is party (the "Client Agreements"). Seller has furnished Buyer with a true copy of each Client Agreement or a written description of any Client Agreement that has not been reduced to writing. The Client Agreements constitute all of the contracts, agreements, understandings and arrangements pursuant to which Seller provides any temporary, permanent, leased or payrolled employment services for or with respect to the clients party to such agreements. Except as set forth in Schedule 6.10.A, (i) each Client Agreement was entered into in the ordinary course of Seller's business, (ii) is in full force and effect on the date of this Agreement and is valid, binding and enforceable in accordance with its terms, (iii) Seller is not in material breach or default under any of the Client Agreements and has not received any notice or claim of any such breach or default from any party, (iv) the relationship of Seller with the clients that are parties to the Client Agreements is good and there has been no expression of any intention to terminate or materially modify any of such relationships, (v) neither Seller nor any of the Stockholders has any knowledge of any material breach or default under any of the Client Agreements by any other party thereto, (vi) no event or action has occurred, is pending or is threatened, which, after the giving of notice, passage of time or otherwise, could constitute or result in any such material breach or default by Seller or any other party under any of the Client Agreements and (vii) no material amount claimed to be payable to Seller under any of the Client Agreements is being disputed by any client.

               (b)     Except as set forth in Schedule 6.10.A,
(i) for its services under each Client Agreement, Seller receives the compensation provided under such Client Agreement, without discount, offset or concessions of any kind, and Seller has not proposed or agreed to offer or accept any discount, offset or concession and (ii) the payment history of the clients under the Client Agreements is good as judged by industry standards. Set forth in Schedule 6.10.B is an aging schedule of Seller's accounts receivable and accounts payable as of June 30, 1997, which list is accurate in all material respects.

               (c) All of the accounts receivable reflected on the books and records of Seller and on Schedule 6.10.B are the result of bona fide transactions in the ordinary course of business of Seller and are fully collectible by Seller, subject, to the best knowledge of Seller, to no defenses, counterclaims, set-offs or recoupments, except to the extent appropriately reserved for on the books and records of Seller and except as disclosed in Schedule 6.10.A.

     ..........6.11     Financial Statements.


               (a)     The Financial Statements have been
prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout all periods presented. Such statements are correct and complete in all material respects, are reconcilable to the books and records of Seller, and present fairly the financial position of Seller as of the dates, and the results of operations, cash flows and changes in financial position of Seller for the periods, indicated, except in the case of interim financial statements, for the omission of footnotes and for year-end review adjustments that are not expected to be material. The Financial Statements are presented for each of Seller as well as on a combined basis.

               (b) Except as set forth in Schedule 6.11, as of December 31, 1996, Seller had no material liabilities or obligations, whether secured or unsecured, accrued, determined, absolute or contingent, asserted or unasserted or otherwise, which are required to be reflected or reserved in a balance sheet or the notes thereto under generally accepted accounting principles, but which are not reflected in the Financial Statements.

               6.12     Other Agreements in the Acquired Assets.

               (a)     Schedule 1.1.C sets forth a true and
complete list of the office leases, equipment leases and other agreements, contracts and instruments included in the Acquired Assets other than the Client Agreements (the "Other Agreements"). Together with the Client Agreements, the Other Agreements constitute all of the contracts, agreements, understandings and arrangements required for the operation of Seller's business, as currently conducted by Seller, or which have a material effect thereon.

               (b) Except as set forth in Schedule 6.12, (i) each Other Agreement was entered into in the ordinary course of Seller's business, is in full force and effect on the date of this Agreement and is valid, binding and enforceable in accordance with its terms, (ii) Seller is not in material breach or default under any of the Other Agreements and has not received any notice or claim of any such breach or default from any party,
(iii) Seller and each of the Stockholders have no knowledge of any material breach or default under any of the Other Agreements by any other party thereto and (iv) no event or action has occurred, is pending or is threatened, which, after the giving of notice, passage of time or otherwise, could constitute or result in any such material breach or default by Seller or any other party under any of the Other Agreements.

               6.13 Intellectual Property. Schedule 1.1.D sets forth a true and complete list of all trademarks, service marks, domain name, trade names and copyrights, and United States or foreign registrations and applications for registration of any of them, and any other intellectual property rights, used by Seller in its business, all of which intellectual property is included in the Acquired Assets. Seller owns or has legal right to use, pursuant to one or more of the Other Agreements, all such intellectual property without infringing on the rights or intellectual property of any third party. No royalties or fees are payable by Seller to any party by reason of the use by Seller of any of such intellectual property. Seller has not received any claims that it or its products or services have infringed the rights of others, and Seller and the Stockholders are not aware of any infringement by others of Seller's intellectual property.

               6.14 Taxes. Except as set forth in Schedule 6.14, Seller has filed all federal, state, local and foreign returns and reports which were required to be filed prior to the date hereof in respect of all income, withholding, franchise, payroll, excise, property, value-added, sales, use or other taxes, imposts, duties or assessments (together with any related penalties, fines or interest, "Taxes"). Each such return and report is complete and accurate in all material respects, and Seller has paid, or established adequate reserves for payment of, all Taxes (and any related penalties, fines and interest) shown to be due on such returns or reports and any assessments received with respect thereto. Except as set forth in Schedule 6.14, Seller has received no notice of any claims pending or threatened for taxes against it for periods prior to the date hereof, in excess of such reserves.

               6.15 Permits; Compliance with Law. Seller holds all permits, certificates, licenses, approvals and other authorizations of governmental authorities as are materially necessary to the conduct of its business. Seller is in material compliance with the terms of each thereof and has not received any notice or claim pertaining to the failure to obtain, or the breach or violation of the terms of, any such authorization. Neither Seller nor any Stockholder has received any notice of any proceeding or investigation likely to result in the suspension or revocation of any such authorization. Seller is conducting its business and affairs in material compliance with all applicable federal, state and local laws, ordinances, rules, regulations and court or administrative orders and decrees.

               6.16     Litigation.  Except as set forth in
Schedule 6.16, there are no claims, actions, suits, proceedings, investigations or criminal proceedings, at law or in equity, before any court, tribunal, governmental authority or other forum (collectively, "Proceedings") pending or threatened, against Seller which, if adversely determined, would, singly or in the aggregate, have a material adverse effect on Seller's business or the Acquired Assets or the ability of Seller or any of the Stockholders to perform their obligations under this Agreement or which would challenge the validity or propriety of the transactions contemplated in this Agreement. Schedule 6.16 contains a list of all Proceedings to which Seller is a party or to which it or any of the Acquired Assets are subject. There is no material outstanding and unsatisfied judgment, order, writ, ruling, injunction, stipulation or decree of any court, arbitrator or governmental authority against or materially affecting Seller or any material portion of the Acquired Assets.

               6.17 Ordinary Course; No Material Adverse Effect. Except as set forth in Schedule 6.17 and for the transactions contemplated in this Agreement, since December 31, 1996, Seller has conducted its business and maintained its assets substantially in the same manner as previously conducted or maintained and solely in the ordinary course and, since such date, there has not been any event that has or would, with or without the giving of notice or the passage of time, result in a material adverse effect on Seller or its business.

               6.18     Employee Benefits and Relations.

               (a) Except as set forth in Schedule 6.18, Seller does not maintain or sponsor, or contribute or have any obligation or liability to, any "employee pension benefit plan", "employee welfare benefit plan" or "multi-employer plan" (as such terms are defined in Sections 3(2), 3(1) and 4001(a)(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")). Set forth in Schedule 6.18 is a list of all bonus, pension, profit-sharing, deferred compensation, stock ownership, stock bonus, stock option, phantom stock, retirement, vacation, disability, death benefit, unemployment, hospitalization, medical, dental, severance, or other plan, agreement, arrangement or understanding providing benefits to any current or former employee, officer or director of Seller or to which Seller has any liability or obligation (all such plans, agreements, arrangements and understandings are referred to as "Benefit Plans"). Seller and the Stockholders have delivered to Buyer and Headway true, complete and correct copies of (i) each Benefit Plan and all amendments thereto (or, in the case of any unwritten Benefit Plans, descriptions thereof), (ii) annual reports on Form 5500 for the past three years (together with accompanying financial statements) filed with the Internal Revenue Service or Department of Labor, as applicable, with respect to each Benefit Plan (if any such report was required), (iii) all summary plan descriptions for each Benefit Plan for which such summary plan description is required or otherwise available and (iv) each trust agreement and group annuity contract relating to any Benefit Plan. No Benefit Plan provides for post-retirement medical or life insurance benefits unless the event giving rise to the benefit entitlement occurs prior to the employee's retirement (except as required by Title I, Part 6 of ERISA).

               (b) Any accrued obligations of Seller under all Benefit Plans that are required to be reflected on the balance sheet of Seller in accordance with generally accepted accounting principles are reflected thereon as of the dates indicated thereon and on the books and records of Seller for all periods thereafter. Seller has provided Buyer with copies of all such balance sheets, books and records.

               (c) Except as set forth in Schedule 6.18, each Benefit Plan and any related trust complies currently, both as to form and operation, in all material respects with the terms of such Benefit Plan and with the applicable provisions of ERISA, the Code and other applicable laws. All necessary government approvals for each Benefit Plan have been obtained on a timely basis.

               (d) Except as set forth in Schedule 6.18, Seller has no liability (contingent or otherwise) with respect to any terminated Benefit Plan. Seller is not a member of, and has no liability with respect to, a controlled group of corporations or a trade or business (whether or not incorporated) under common control which, together with Seller, is or was at any time treated as a single employer under Section 414(b), (c), (m) or
(o) of the Code or Section 4001(b)(1) of ERISA.

               (e) Seller is not a party to any union or collective bargaining contract with respect to any of its employees and there has not been, nor has Seller or any Stockholder received written notice threatening, any representational or organizational activity, strike, slowdown, picketing or work stoppage by any union or other group of employees against Seller.

               (f) Schedule 6.18 sets forth (i) the name of each director, officer, employee and sales representative of Seller (other than temporary or payrolled personnel), together with the annual compensation rate for each such person and (ii) each oral or written contract, commitment or understanding between Seller and any current or former director, officer, sales person, employee, agent or stockholder of Seller or any associate or relative of such persons (other than temporary or payrolled personnel).

               6.19 Insurance. All of the insurable Acquired Assets are, in the judgment of Seller, adequately insured for the benefit of Seller against loss or damage by theft, fire and all other hazards and risks of a character usually insured against by persons operating similar properties in the localities where such properties are located, under valid and enforceable policies issued by insurance carriers of substantial assets. A list of all of insurance policies of Seller, indicating carriers, coverage and applicable limits of liability, is set forth in
Schedule 6.19. All such policies of insurance are in full force and effect on the date hereof, and shall remain in full force and effect through the Closing Date in accordance with their terms. Neither Seller nor any Stockholder has received notice of termination of any such policies.

               6.20 Investment Intent. The Shares are being acquired solely for the account of Seller for investment and not with a view to, or for resale in connection with, any distribution.

               6.21 Miscellaneous. All representations and warranties of Seller and each of the Stockholders set forth in this Agreement and all information set forth in the Schedules, were, as of the date on which they were made or given, true and complete in all material respects and no such representation, warranty or information contains or contained any untrue statement of a material fact or, to the knowledge of Seller and each of the Stockholders, omits to state any material fact necessary in order to make such representation or warranty, in light of the circumstances under which it is or was made, not false or misleading. Any disclosure made pursuant to any of the representations and warranties in this Section 6 shall be deemed to have been made for purposes of any other such representations and warranties.

               7.     Representations and Warranties of Buyer and
Headway. Buyer and Headway, jointly and severally, represent and warrant to Seller and each of the Stockholders as follows:

               7.1 Due Organization and Qualification. Each of Buyer and Headway is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Buyer and Headway has all requisite power and authority to own, lease and operate its properties and to carry on its business in the places and in the manner currently conducted or proposed to be conducted. Each of Buyer and Headway is qualified to do business and is in good standing as a foreign corporation in which the nature of the activities conducted by it or the character of the properties owned or leased by it makes such qualification necessary and the failure to so qualify would have a material adverse effect on its business.

               7.2 Authority; Due Authorization. Buyer has all requisite power and authority to execute and deliver this Agreement, the Notes, the Brody Employment Agreement and the Katz Employment Agreement and to consummate the transactions contemplated hereby and thereby. Buyer has taken all corporate action necessary for the execution and delivery by it of this Agreement, the Notes, the Brody Employment Agreement and the Katz Employment Agreement and for the consummation of the transactions contemplated hereby and thereby. Headway has all requisite power and authority to execute and deliver this Agreement, the Brody Employment Agreement and the Katz Employment Agreement and to consummate the transactions contemplated hereby and thereby, including, without limitation, the guarantee of Headway set forth in Section 1.3(f) of this Agreement. Headway has taken all corporate action necessary for the execution and delivery by it of this Agreement, the Brody Employment Agreement and the Katz Employment Agreement and for the consummation of the transactions contemplated hereby and thereby, including, without limitation, the guarantee of Headway set forth in Section 1.3(f) of this Agreement.

               7.3 Valid Obligation. This Agreement, the Brody Employment Agreement and the Katz Employment Agreement, when executed and delivered by each of Buyer and Headway, shall constitute the valid and binding obligations of each of Buyer and Headway, and the Notes, when executed and delivered by Buyer, shall constitute the valid and binding obligation of Buyer, in each case enforceable in accordance with its terms, except as may be limited by principles of equity or by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally.

               7.4 No Conflicts or Defaults. The execution and delivery of this Agreement, the Brody Employment Agreement and the Katz Employment Agreement by each of Buyer and Headway, and the Notes by Buyer, and the consummation of the transactions contemplated hereby and thereby, do not and shall not (a) contravene the Certificate of Incorporation or By-Laws of Buyer or Headway or (b) with or without the giving of notice or the passage of time, materially violate or conflict with, or result in a material breach of, or a material default or loss of rights under, any agreement, lease, mortgage, instrument, permit or license to which Buyer or Headway is a party or by which Buyer or Headway are bound, other than the Credit Agreement, or any judgment, order, decree, law, rule or regulation to which Buyer or Headway are subject.

               7.5 Copies of Charter Documents. Copies of the Certificate of Incorporation and By-Laws of each of Buyer and Headway, in each case as amended to the date hereof, have been delivered to Seller and are true and complete copies of such documents as in effect on the date of this Agreement.

               7.6     Authorizations.  No authorization,
approval, order, license, permit or consent of, or filing or registration with, any court or governmental authority, and no consent of any other party, is required in connection with the execution, delivery and performance of this Agreement, the Notes, the Brody Employment Agreement or the Katz Employment Agreement
by Buyer, and the   execution, delivery and performance of this
Agreement, the Brody Employment Agreement or the Katz Employment Agreement by Headway, except for the consent or waiver of ING under the Credit Agreement.

               7.8     The Shares.  The Shares, when and as
issued pursuant to the terms of this Agreement, shall be duly authorized, validly issued and nonassessable, free and clear of any encumbrances, and shall not be issued in violation of any preemptive rights.

               7.9 Litigation. There are no claims, actions, suits, proceedings, investigations or criminal proceedings, at law or in equity, before any court, tribunal, governmental authority or other forum (collectively, "Proceedings") pending or threatened, against Buyer or Headway which, if adversely determined, would, singly or in the aggregate, have a material adverse effect on the ability of Buyer or Headway to perform its obligations under this Agreement or which would challenge the validity or propriety of the transactions contemplated in this Agreement. There is no material outstanding and unsatisfied judgment, order, writ, ruling, injunction, stipulation or decree of any court, arbitrator or governmental authority against or materially affecting Buyer or Headway or any material portion of their respective assets.

               7.9 Miscellaneous. All representations and warranties of Buyer and Headway set forth in this Agreement were, as of the date on which they were made or given, true and complete in all material respects and no such representation, warranty or information contains or contained any untrue statement of a material fact or, to the knowledge of Buyer and Headway, omits or omitted to state any material fact necessary in order to make such representation or warranty, in light of the circumstances under which it is or was made, not false or misleading. Any disclosure made pursuant to any of the representations in this Section 7 shall be deemed to have been made for purposes of any other such representations.

               8. Survival of Representations and Warranties. All representations and warranties made by any party in this Agreement or in any document or certificate delivered pursuant to this Agreement shall survive the Closing for a period of three years (except that the representations and warranties set forth in Sections 6.14 and 6.18 relating to Taxes and Benefit Plans shall survive for a period equal to the statute of limitations applicable to any claims and liabilities which may result from a breach thereof) and shall be unaffected by any investigation made by or on behalf of any party or by any notice of breach of, or failure to perform under, this Agreement which is not effectively waived pursuant to Section 5, subject, however, to the limitations on indemnification set forth in Section 13.5.
               9.     Conduct of Seller's Business Prior to
Closing Date.

               9.1     Preservation of Representations and
Warranties. Between the date of this Agreement and the Closing Date, Seller and each of the Stockholders shall refrain from taking, without the prior written consent of Buyer or Headway, any action which would render any of the representations or warranties set forth in Section 6 inaccurate as of the Closing Date. Seller shall notify Buyer and Headway promptly of the occurrence of any matter, event or change in circumstances after the date hereof that would render any of such representations and warranties inaccurate or which would have been required to be disclosed hereunder if it had occurred on or prior to the date hereof.

               9.2 Preserve Business. Between the date of this Agreement and the Closing Date, Seller shall, to the best of its ability, preserve substantially intact its business organization, keep available the services of its present officers and key employees and preserve its present relationships with persons having significant business relations with Seller and conduct its business solely in the ordinary course. In this regard and without limitation of the foregoing, Seller shall not, without the prior consent of Buyer, (A) make or grant any wage or salary increases or bonuses other than pursuant to pre-existing commitments, (B) terminate, amend or waive any substantial rights under any Client Agreement or Other Agreement, (C) sell, encumber or otherwise dispose of any of the Acquired Assets, (D) enter into any material agreement, lease, commitment or understanding involving a time period of more than 90 days, an amount of more than $10,000 or otherwise not in the ordinary course of business.

               9.3 Further Investigation. Between the date of this Agreement and the Closing Date, Seller shall provide Buyer, Headway and their respective representatives with full access during normal business hours, on reasonable prior notice, to Seller's premises, personnel and files, books and records concerning Seller's business and the Acquired Assets, and Seller shall cause its officers, employees and representatives to furnish such financial and operating data and other information with respect to Seller's business and the Acquired Assets as Buyer or Headway shall reasonably request; provided, however, that any such investigation shall be conducted in such manner as not to interfere unreasonably with the operation of Seller's business. During such investigation, Buyer, Headway and their respective representatives shall have the right to make copies of, or excerpts from, such files, books and records as they may deem advisable.

               If the purchase and sale contemplated in this Agreement are not consummated, each of the parties shall (i) return all written information and copies and summaries thereof to the party from which such information originated and (ii) maintain in confidence and not disclose to third parties any information obtained from the other party which the other party designated as confidential or with respect to which the circumstances of its disclosure reasonably indicated that the other party treated it as confidential. The foregoing shall not apply to any information that is or becomes part of public or industry knowledge for reasons other than the acts or omissions of the party to whom such information is disclosed in connection with the transactions contemplated herein. In addition, if the purchase and sale contemplated in this Agreement are not consummated, Headway and Buyer shall not, directly or indirectly, for one year from the date of the signing of this Agreement, solicit for employment any person employed as of the date of this Agreement by Seller in any executive, managerial or sales position, unless and until Seller terminates the employment of any such person. The provisions of this Section 9.3 shall survive the termination of this Agreement for any reason.

               9.4 Releases, Consents, Waivers and Filings. The parties shall use their respective best efforts and cooperate with each other to do all things reasonably necessary or desirable to consummate in an expeditious manner the transactions contemplated by this Agreement. In this regard, the parties shall cooperate to obtain from all relevant third parties and governmental authorities all consents, waivers, permits, authorizations and licenses to or for, such transactions that may be required under any agreement, lease, financing arrangement, license, permit or other instrument or under any applicable law, rule or regulation, and to obtain and file appropriate registrations and transfers of Seller's intellectual property.

               9.5 No Solicitation. Neither Seller nor any Stockholder shall, directly or through any other party, negotiate or conclude an agreement with any other party for a merger or sale of the securities of Seller or for the sale or other disposition of the business or assets of Seller, or enter into any discussions with any other party for such purposes or knowingly take any other action that might materially prejudice the consummation of the transactions contemplated herein, unless this Agreement is terminated in accordance with Section 15.1.

               10.     Post-Closing Matters.

               10.1 Cessation of Use of Name. As promptly as practicable after the Closing Date, and in any event not later than ten days thereafter, each of Seller (a) shall cease the use of its name or any other name that contains "ASA", "Administrative Sales Associates Temporaries, Inc.", "ASA Temporaries, Inc.", "ASA Temporaries", "Administrative Sales Associates Personnel, Inc.", "ASA Personnel, Inc.", "ASA Personnel", "ASA Personnel Temporary Services", "Temporaries", "Personnel", "Administrative" or any words including or formed from such words and (b) shall file amendments to their respective certificates of incorporation and state qualifications to do business to effect a change of their respective corporate names to names consistent with the intent of this Section 10.1.

               10.2     Operation of Buyer During Earnout
Periods. For each Earnout Period, Buyer shall prepare and submit to the Board of Directors of Headway Corporate Staffing Services, Inc. ("HCSS") annual operating and capital expenditure budgets, as well as interim budget reports, at such times as the Board of Directors reasonably establishes, which budgets shall be approved in the reasonable discretion of the Board of Directors. After a budget is approved by the Board of Directors, Buyer's management shall be authorized to act and to operate the business of Buyer in accordance with such budget. Headway and HCSS shall at all times have access to the books and records of Buyer and with such other information pertaining to its business as they request from time to time and shall have the right at any time to audit the books of Buyer. Brody and Katz, who shall be employed by Buyer to manage Buyer, agree to implement the accounting and operating systems and procedures of the Headway group of companies at Buyer. To the extent that Buyer is not meeting the annual operating or capital expenditure budgets then in effect or collecting accounts receivable due Buyer on a timely basis, the Board of Directors of Buyer shall have the right to require Buyer to make such changes in its operations and personnel as the Board of Directors deems reasonably necessary.

               10.3 Sellers Employees. Buyer shall, after conferring with the Stockholders in such regard, inform Seller in writing reasonably prior to the Closing Date (which shall in no case be less than one week prior to the Closing Date) as to whether it wishes to employ any of Seller's employees, and if it wishes to do so, the names of such employees and the positions and compensation Buyer proposes to offer them. Seller shall permit Buyer to offer employment to such employees on the terms proposed by Buyer prior to the Closing Date. Immediately prior to the Closing Date, Seller shall inform any of its employees to whom Buyer does not offer employment, or who do not accept Buyer's offer of employment if made, that they shall be relieved of their duties with respect to the business of Seller being acquired by Buyer hereunder, effective on the Closing Date. All liabilities and obligations associated with the termination of employment by Seller of any of Seller's employees to whom Buyer does not offer employment or who do not accept Buyer's offer of employment under contract or applicable law or otherwise, shall be the sole responsibility of Seller, and Seller and each of the Stockholders, jointly and severally, shall discharge and indemnify, defend and hold harmless Buyer and Headway and their respective officers, directors, employees, agents and shareholders from all such obligations and liabilities.

               10.4 June 30 Financial Statements. On or prior to the date thirty days from the Closing Date, Seller shall deliver to Buyer the unaudited balance sheets, income statements and statements of cash flow for each of Seller (and on a combined basis) as of and for the six-month period ended June 30, 1997, prepared in accordance with generally accepted accounting principles.

               10.5 Insurance Matters. The parties shall cooperate to preserve the existing insurance coverage of Seller with respect to the Acquired Assets through and following the Closing and to effect an appropriate transition to Buyer's insurance, if requested, at the time of Closing.

               10.6 Further Assurances. Whenever reasonably requested to do so by Buyer, on or after the Closing Date, Seller and the Stockholders shall do, execute, acknowledge and deliver all such acts, bills of sale, assignments, confirmations, consents and any and all such further instruments and documents, in form reasonably satisfactory to Buyer, as shall be reasonably necessary or advisable to carry out the intent of this Agreement and to vest in Buyer all of the right, title and interest of Seller in and to the Acquired Assets.

               10.7 Authorization to Buyer. Without limiting in any respect the right, title and interest in and to the Acquired Assets to be acquired by Buyer hereunder, Seller irrevocably authorizes, effective upon the Closing, Buyer, its successors and assigns, to demand and receive, from time to time, any and all of the Acquired Assets, to give receipts and releases for or in respect of the same, to collect, assert or enforce any claim, right or title of any kind therein or thereto and, for such purpose, from time to time, to institute and prosecute in the name of Seller (but only if Seller consents to such use of its name), or otherwise, any and all proceedings at law, in equity or otherwise, which Buyer shall deem expedient or desirable.

               10.8 Correspondence. Seller authorizes Buyer, on and after the Closing Date, to receive and open mail addressed to Seller and to deal with the contents thereof in a responsible manner, provided that such mail relates to the Acquired Assets or to the business of Seller to be carried on by Buyer. Buyer shall deliver to Seller all other mail addressed to Seller which is received by Buyer. Seller shall have the right, on its request and its expense, to inspect any such mail addressed to it and retained by Buyer and to make copies thereof

               11.     Non-Competition.

               11.1     General.  Each of Seller and the
Stockholders agrees, for a period of four years (three and one-half years in the case of Katz only) after the Closing Date (the "Term"), that it shall not, in the New York Metropolitan area or in any other area in which Headway or Buyer conducts the business of the placement or provision of temporary, permanent, leased or payrolled personnel during the Term (or for such lesser area or such lesser period as may be determined by a court of competent jurisdiction to be a reasonable limitation on the competitive activity of each of Seller and the Stockholders), directly or indirectly:

               (a) engage, for or on behalf of itself or any person or entity other than Buyer or Headway, in the business of the placement or provision of temporary, permanent, leased or payrolled personnel;


               (b) solicit or attempt to solicit business for services offered by Seller, Buyer or Headway from any parties who
(i) are clients of Seller on the Closing Date or at any time during the 12 months prior to the Closing Date or to whom Seller has made or makes proposals for services during the 12 months preceding the Closing Date or (ii) are clients of Buyer or Headway during the Term or to whom Buyer or Headway makes proposals for services during the Term;

               (c) otherwise divert or attempt to divert from Buyer or Headway any business involving the placement or provision of temporary, permanent, leased or payrolled personnel of the type now or during the Term conducted by Seller, Buyer or Headway;

               (d)     solicit or attempt to solicit for any
business endeavor any employee of Buyer or Headway, including any employee of Seller who is employed by Buyer after the Closing
Date; or

               (e) render any services as a joint venturer, partner, consultant or otherwise to, or have any interest as a stockholder, partner, lender or otherwise in, any person or entity which is engaged in activities which, if performed by Seller, would violate this Section 11.1.

     The foregoing shall not prevent Seller from purchasing or owning (i) up to 5% of the voting securities of any corporation, the securities of which are publicly-traded, or (ii) any interest in any entity which is not also engaged in the business of the placement or provision of temporary, permanent, leased or payrolled personnel. Seller and the Stockholders shall, during the Term, direct any business opportunities in the temporary, permanent, leased or payrolled personnel placement business that may come to their attention to Buyer and Headway. References to Headway and Buyer in this Section 11 shall also be deemed to refer to their respective subsidiaries. To the extent that Headway or Buyer materially default in their obligations to Seller and the Stockholders under this Agreement, the provisions of this Section 11 shall no longer be effective.

               11.2 Injunctive Relief. Because Buyer and Headway would not have an adequate remedy at law to protect their businesses from any breach of the provisions of Section 11.1, Buyer and Headway shall be entitled, in the event of such a breach or threatened breach thereof by Seller, to injunctive relief, in addition to such other remedies and relief that would be available to Buyer. In the event of such a breach, in addition to any other remedies, Buyer and Headway shall be entitled to receive from Seller and the Stockholders, jointly and severally, payment of, or reimbursement for, their reasonable attorneys' fees and disbursements incurred in successfully enforcing any such provision. The provisions of this Section 11 shall survive the Closing Date.

               12. Bulk Sales. Buyer waives compliance by Seller with the provisions of any applicable bulk sales law. Seller shall promptly pay or otherwise discharge all valid claims of its creditors (as defined by the applicable bulk sales law), as and when they become due and payable (in accordance with Seller's customary and commercially reasonable practices), and Seller and each Stockholder, jointly and severally, shall indemnify and hold harmless Buyer and Headway from any and all liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements) incurred by Buyer and arising from the failure of Seller to satisfy the claims of such creditors.

               13.     Indemnification

               13.1     Obligations of Seller and the
Stockholders. Seller and each Stockholder, jointly and severally, shall indemnify, defend and hold harmless Buyer and Headway and their respective officers, directors, employees, agents and shareholders from and against any Damages (as defined in Section 13.3) in connection with:

               (a) any breach of any representation, warranty or agreement of either Seller or the Stockholders contained in this Agreement or in any certificate, instrument or other agreement delivered by either of them in connection with this Agreement;

               (b)     all Unassumed Liabilities and the
operation of Seller's business at any time prior to the Closing
Date;

               (c) the termination of the employment of any of Seller's employees, as contemplated in Section 10.3; and

               (d)     any claim, action, suit or proceeding
asserted or instituted on the basis of any matter described in clauses (a), (b) or (c) of this Section 13.1;

     provided, however, that, except in connection with liabilities under clauses (b) and (c) above, the breach of the representations and warranties set forth in Sections 6.14 and
6.18 relating to Taxes and Benefit Plans or the breach of the provisions set forth in Section 11 relating to non-competition (as to which the limitations of these provisos shall not apply), no payment hereunder shall be required to be made by Seller or the Stockholders unless and until the aggregate amount of any such losses, damages, liabilities, costs and expenses exceeds $25,000 and Seller and the Stockholders shall not be required to make payments hereunder in excess of the Purchase Price.

               13.2 Obligations of Buyer and Headway. Buyer and Headway, jointly and severally, shall indemnify, defend and hold harmless Seller and each of the Stockholders and their respective heirs, executors, officers, directors, employees, agents, and shareholders, as applicable, from and against any Damages in connection with:

               (a) any breach of any representation, warranty or covenant of either Buyer or Headway contained in this Agreement or in any certificate, instrument or other agreement delivered by either of them in connection with this Agreement;

               (b) all Assumed Liabilities and the operation by Buyer of the business of Seller being acquired by Buyer hereunder at any time on or after the Closing Date; and

               (c)     any claim, action, suit or proceeding
asserted or instituted on the basis of any matter described in clauses (a) or (b) of this Section 13.2;

     provided, however, that, except in connection with clause
(b) above, no payment hereunder shall be required to be made by Buyer or Headway unless and until the aggregate amount of any such losses, damages, liabilities, costs and expenses exceeds $25,000 and Buyer and Headway shall not be required to make payments hereunder in excess of the Purchase Price.

               13.3 Damages. For purposes of this Section 13, "Damages" means any loss, liability, damage or expense suffered or incurred by a party in connection with the matters described in Sections 13.1 or 13.2, as the case may be, including, without limitation, assessments, fines, penalties, judgments, settlements, costs, reasonable attorneys' fees and disbursements and other expenses of the party incident to any matter as to which the party is entitled to indemnification under such Sections, or incident to any allegations or claims which, if true, would give rise to Damages subject to indemnification hereunder, or incident to the enforcement by the party of its rights and remedies under this Section 13.

                13.4     Proceedings.  Any party seeking
indemnification pursuant to this Section 13 (the "Indemnified Party") shall give the party from which indemnification is sought (the "Indemnifying Party") prompt notice of any claim, allegation, action, suit or proceeding which it believes might give rise to indemnification under this Section 13. Any failure to give such notice shall not affect the indemnification provided hereunder except to the extent that the Indemnifying Party is actually prejudiced as a result of such failure. The Indemnifying Party shall have the right to participate in, and, with the consent of the Indemnified Party, which consent shall not be unreasonably withheld, to control, the defense of any such claim, allegation, action, suit or proceeding, at the Indemnifying Party's expense, and with counsel of its own choosing reasonably acceptable to the Indemnified Party; provided, however, that if Buyer and Headway are the Indemnified Parties, they shall have the right to withhold such consent and to retain control of such defense in the case of any claim, action, suit or proceeding with respect to which an adverse outcome could have a material adverse effect on Buyer or Headway, with the expense of any counsel retained by Buyer and Headway in any such instance to be their expense. No settlement or compromise of any such claim, action, suit or proceeding shall be made without the prior consent of the Indemnified Party and the Indemnifying Party, which consent shall not be unreasonably withheld by either of them.

               13.5 Limitations on Indemnification. No right to indemnification may be asserted under this Section 13 after the third anniversary of the Closing Date, except any such rights to indemnification arising in connection with (a) any matter referred to in Sections 6.14 or 6.18, none of which shall be subject to any time limitation other than any statutes of limitation applicable to such matters, (b) any matter covered by
Section 11 or (c) any claim as to which the notice required by
Section 13.4 has been given on or prior to the third anniversary of the Closing Date.

               13.6     Offset.  It is agreed that, without
limiting any other rights of Buyer and Headway, they shall have the right to set off against and deduct from any amounts payable pursuant to the provisions of Section 1.3, including amounts payable under the Notes, the amount of any Damages for which they are entitled to indemnification under this Section 13; provided that any such set off shall first be against any Earnout then due and payable.

               14.     Arbitration.

               14.1     General.  Any controversy or claim
arising out of or relating to this Agreement shall be finally resolved by arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Any such arbitration shall take place in New York, New York, before three arbitrators, one of which shall be appointed by Buyer or Headway, one by Seller or the Stockholders and the third by the arbitrators so appointed; provided, however, that the parties may
by mutual agreement designate a single arbitrator.   The parties
further agree that (i) the arbitrators shall be empowered to include arbitration costs and attorney fees in the award to the prevailing party in such proceedings and (ii) the award in such proceedings shall be final and binding on the parties. The arbitrators shall apply the law of the State of New York, exclusive of conflict of laws principles, to any dispute. Judgment on the arbitrators' award may be entered in any court having the requisite jurisdiction. Nothing in this Agreement shall require the arbitration of disputes between the parties that arise from actions, suits or proceedings instituted by third parties.

               14.2     Consent to Jurisdiction; Service of
Process. Each party irrevocably submits to the jurisdiction and venue of the arbitration described in Section 14.1 and to the jurisdiction and venue of the federal and state courts sitting in New York County, New York, for the enforcement of any judgment on the arbitrators' award, and waives any objection it may have with respect to the jurisdiction of such arbitrations or courts or the inconvenience of such forums or venues. Buyer and Headway appoint Messrs. Christy & Viener, 620 Fifth Avenue, New York, New York 10020, Attention: Laurence S. Markowitz, Esq., and Seller and the Stockholders appoint Messrs. Todtman Young, Nachamie, Hendler & Spizz, P.C., 425 Park Avenue, New York, New York 10022,
Attention: Alex Spizz, Esq., as their respective attorneys-in-fact and authorized agents solely to receive on their behalf, service of any demands for, or any notice with respect to, arbitration hereunder or any service of process. Service on either of such attorneys-in-fact may be made by registered or certified mail or by personal delivery, in any case return receipt requested, and shall be effective as service on Buyer and Headway or Seller and the Stockholders, as the case may be. Nothing herein shall be deemed to affect any right to serve any such demand, notice or process in any other manner permitted under applicable law.
               15.     Miscellaneous.

               15.1     Termination.  This Agreement may be
terminated at any time prior to the Closing Date by the mutual written consent of all of the parties.

               15.2 Entire Agreement; Amendments; No Waivers. This Agreement, together with the Schedules, sets forth the entire understanding of the parties with respect to its subject matter and merges and supersedes all prior and contemporaneous understandings of the parties with respect to its subject matter. No provision of this Agreement may be waived or modified, in whole or in part, except by a writing signed by each of the parties. Failure of any party to enforce any provision of this Agreement shall not be construed as a waiver of its rights under such or any other provision. No waiver of any provision of this Agreement in any instance shall be deemed to be a waiver of the same or any other provision in any other instance.

               15.3 Communications. All notices, consents and other communications given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered by hand or by Federal Express or a similar overnight courier to, (b) five days after being deposited in any United States post office enclosed in a postage prepaid registered or certified mail envelope addressed to, or (c) when successfully transmitted by facsimile (with a confirming copy of such communication to be sent as provided in (a) or (b) above) to, the party for whom intended, at the address or facsimile number for such party set forth below, or to such other address or facsimile number as may be furnished by such party by notice in the manner provided herein; provided, however, that any notice of change of address or facsimile number shall be effective only upon receipt.

                    If to Buyer or Headway:
                    Headway Corporate Resources, Inc.
                    850 Third Avenue
                    New York, New York 10022
                    Attention:  Barry S. Roseman, President
                    Telecopier Number:  (212) 508-3540

          with a copy to:
                    Christy & Viener
                    620 Fifth Avenue
                    New York, New York 10020
                    Attention:  Laurence S. Markowitz, Esq.
                    Telecopier No.:  (212) 632-5555

          If to Seller or the Stockholders

                    Richard Brody
                    70 Grace Avenue
                    Merrick, New York 11566

                    Arnold Katz
                    30 Christy Drive
                    Muttontown, New York, 11753

               with a copy to:

                    Todtman, Young, Nachamie
                    Hendler & Spizz, P.C.
                    425 Park Avenue
                    New York, New York  10022
                    Attention: Alex Spizz, Esq.
                    Telecopier No.:  (212) 754-6262

               15.4 Successors and Assigns. This Agreement shall be binding on, enforceable against and inure to the benefit of, the parties and their respective heirs, successors and permitted assigns, and nothing herein is intended to confer any right, remedy or benefit upon any other person. No party may assign its rights or delegate its obligations under this Agreement without the express written consent of all of the other parties; provided, however, that Buyer may assign its rights or delegate its obligations hereunder, either before or after the Closing, to any other wholly-owned subsidiary of Headway.

                15.5 Expenses. Each of the parties shall bear and pay, without any right of reimbursement from any other party, all costs, expenses and fees incurred by it or on its or his behalf incident to the preparation, execution and delivery of this Agreement and the performance of such party's obligations hereunder, whether or not the transactions contemplated in this Agreement are consummated, including, without limitation, the fees and disbursements of attorneys, accountants and consultants employed by such party, and shall indemnify and hold harmless the other parties from and against all such fees, costs and expenses.

               15.6     Brokers and Finders.  Each party
represents to the others that no agent, broker, investment banker, financial advisor or other person or entity is or shall be entitled to any broker's or finder's fee or other commission or similar fee in connection with the transactions contemplated by this Agreement, except for a broker retained by Headway, the fees and expenses of which shall be borne entirely by Headway. Each party shall indemnify and hold harmless the others from and against any claim, liability or obligation with respect to any fees, commissions or expenses asserted by any person or entity on the basis of any act or statement alleged to have been committed or made by such indemnifying party or any of its affiliates.

              15.7 Public Announcements. No oral or written public announcement or disclosure with respect to this Agreement and the transactions contemplated herein prior to the Closing Date shall be made by or on behalf of any party without the prior approval of the other parties, except to the extent required by applicable securities laws or the rules and regulations of any stock exchange, by court order or as otherwise required by law.

               15.8 Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and fully to be performed in such state, without giving effect to conflicts of law principles.

               15.9 Severability and Savings Clause. If any provision of this Agreement is held to be invalid or unenforceable by any court or tribunal of competent jurisdiction, the remainder of this Agreement shall not be affected thereby, and such provision shall be carried out as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability. In this regard, the parties agree that the provisions of Section 11, including, without limitation, the scope of the territorial and time restrictions, are reasonable and necessary to protect and preserve Buyer's legitimate interests. If the provisions of Section 11 are held by a court of competent jurisdiction to be in any respect unreasonable, then such court may reduce the territory or time to which it pertains or otherwise modify such provisions to the extent necessary to render such provisions reasonable and enforceable.

               15.10     Counterparts.  This Agreement may be
executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

               15.11 Construction. Headings used in this Agreement are for convenience only and shall not be used in the interpretation of this Agreement. References to Sections and Schedules are to the sections and schedules of this Agreement. As used herein, the singular includes the plural and the masculine, feminine and neuter gender each includes the others where the context so indicates.


               IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.



HEADWAY CORPORATE RESOURCES, INC.     ASA PERSONNEL SERVICES, INC.

By (Signature)                        By (Signature)
   Name: Gary S. Goldstein               Name: Philicia G. Levinson
   Title: Chairman & CEO                 Title: Secretary


ADMINISTRATIVE SALES ASSOCIATES       ADMINISTRATIVE SALES
  TEMPORARIES, INC.                     ASSOCIATES, INC.

By Signature                          By (Signature)
   Name: Arnold Katz                     Name: Richard Brody
   Title: President                      Title: President

(Signature)                           (Signature)
Arnold Katz                           Richard Brody